PEOPLES BANCORP INC. (Nasdaq: PEBO)
TELECONFERENCE CALL TO DISCUSS FIRST QUARTER 2009 EARNINGS
Tuesday, April 21 2009     11:00 am local time

Facilitator:
Good morning, and welcome to Peoples Bancorp’s conference call.  My name is Ryan, and I will be your conference facilitator today.  Today’s call will cover Peoples Bancorp’s discussion of results of operations for the quarter ended March 31, 2009.

Please be advised all lines have been placed on mute to prevent any background noise.  After the speakers’ remarks, there will be a question and answer period.  If you would like to ask a question during this time, simply press “star” and the number “one” on your telephone keypad and questions will be taken in the order they are received.  If you would like to withdraw your question, press “star” and “two”.

This call is also being recorded.  If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call may contain projections or other forward-looking statements regarding future events or Peoples Bancorp’s future financial performance. These statements are based on management’s current expectations. The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties, including, but not limited to, the interest rate environment; the effect of federal and/or state banking, insurance, and tax regulations; the effect of technological changes; the effect of economic conditions; the impact of competitive products and pricing; and other risks detailed in Peoples Bancorp’s Securities and Exchange Commission filings.  Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples’ business and operations, it is possible that actual results may differ materially from these projections.  Peoples Bancorp disclaims any responsibility to update these forward-looking statements.

Peoples Bancorp’s 1st quarter 2009 earnings release was issued this morning and is available at peoplesbancorp.com.

This call will include about 15 minutes of prepared commentary, followed by a question and answer period, which I will facilitate.  An archived webcast of this call will be available on peoplesbancorp.com.

Peoples Bancorp’s participants in today’s call will be Mark Bradley, President and Chief Executive Officer, and Ed Sloane, Chief Financial Officer and Treasurer, and both will be available for questions following opening statements.

Mr. Bradley, you may begin your conference.

Mr. Mark Bradley:

Thank you.  Good morning and welcome to Peoples Bancorp’s conference call.

Today, Peoples Bancorp reported first quarter 2009 net income of $4.2 million compared to $5.6 million earned in the first quarter of 2008.  Diluted earnings per common share were $0.37 and $0.55 for the first quarter of 2009 and 2008, respectively, which include the impact of preferred dividends on net income available to common shareholders.  The difference in net income was mostly due to a higher provision for loan losses, which more than offset growth in net interest income.

Although earnings were down compared to the same period last year, the quarter was highlighted by modest improvements in asset quality, increased net interest income and margin, strong deposit growth, and good operating efficiency.  For these reasons, along with capital being strengthened, we are pleased with our first quarter results considering the challenging economic environment.  First quarter EPS was the highest level of the past 4 quarters and many fundamental indicators show improvement.

Asset quality continues to be a top focus for Peoples Bancorp.    We saw some stabilization, as no significant new loans moved to nonperforming status during the first quarter and our non-performing loan balance reduced by $3 million to $39 million at March 31.  The reduction was due mainly to chargeoffs of loans that had been placed on nonaccrual status in the past 12 months.

At March 31, our total nonperforming assets to total assets ratio stood at 1.89%, which is down from 2.09% at December 31, but is still much higher than we’d like to see.  We remain focused on reducing our nonperforming assets in 2009.

We also continued to build our allowance for loan losses during the first quarter, primarily due to elevated levels of charge-offs in recent quarters, coupled with the continued distressed economic conditions.  Chargeoff levels were controlled compared with the most recent few quarters, as we had $2.9 million in net chargeoffs, which annualized is 1.07% of loan balances for the first quarter.  Provision for loan loss expense was $4 million, which exceeded net chargeoffs, and as a result, increased our allowance for loan losses to 2.19% of total loans at March 31.   Our provision for loan loss expense was higher than in last year’s first quarter, but was down sharply from the $13.4 million we recorded in the fourth quarter of 2008.

As loan quality showed signs of stabilizing in the first quarter, Peoples Bancorp received a boost to our capital position through participation in the US Treasury’s TARP Capital Purchase Program, in the form of $39 million of new preferred stock.  First quarter diluted earnings per common share included the impact of $341,000 in dividends on this preferred stock.

The injection of new capital improved our already strong regulatory capital ratios and increased tangible equity during the first quarter.  At March 31, Peoples tangible equity to tangible assets ratio was 8.24% compared to 6.21% at the end of 2008.  Our total risk based capital ratio topped 16% at the end of the first quarter, far exceeding the standards to be considered a “well-capitalized institution”.

I will now turn the call over to CFO Ed Sloane for his comments on first quarter results:

Mr. Ed Sloane:

Thanks, Mark.

The first quarter showed some positive fundamentals for us in terms of deposit growth and net interest income expansion.  We normally see some cyclical increases in our deposit balances during the first quarter of each year, but we were pleasantly surprised with retail deposit growth in the first quarter.

Retail deposits, which exclude brokered CDs, were up $74 million during the quarter, which is just under 6% growth.   The largest driver of this growth was a $29 million increase in our public funds checking balances, which normally build in the first quarter of the year as property tax revenues flow in to many of our local governmental customers.  But in addition, we also had strong gains in our more “core” non-interest bearing checking, savings, and money markets.

All of this growth in deposits, along with the receipt of the TARP Capital, allowed us to continue progressing on one of our main strategic balance sheet goals … which is to reduce reliance on wholesale funding.  Brokered CD balances decreased by $19 million during the quarter, and we paid down our total borrowings by $44 million.   Looking ahead, we plan on continuing to pay down higher-rate wholesale funding throughout 2009 as opportunities are provided by maturities, which should result in around $50 million of de-leveraging of the balance sheet, and cause net interest income to moderate slightly for the remainder of 2009.

On the other side of the balance sheet, we had an increase of short term assets during the first quarter due to the influx of funds, with limited opportunities for attractive long term asset investments.  First quarter loan growth was flat.  We had steady production, but experienced an increase in payoffs.  We sold the majority of our 1-4 family real estate loan production to the secondary market, causing a reduction in real estate loans on our balance sheet.

We have been steadily moving to position our balance sheet to maintain short term asset sensitivity and prepare ourselves for a rising interest rate cycle.  So rather than leverage the balance sheet and make unattractive long-term investments, we chose to reduce our wholesale funding to the extent possible throughout the first quarter.  We also realize that some of the increases in our deposits are seasonal, and we expect to see some modest declines in non-maturity deposits throughout the second quarter.  We are continually assessing all of the inherent risks in our balance sheet and will work hard to preserve net interest income and margin while also minimizing our risk.

To that end, our net interest income expanded in the first quarter of 2009 to $15.5 million versus $14.3 million in last year’s first quarter.  Net interest margin was 3.52% for the first quarter, consistent with the first quarter of 2008, and up 8% over the linked quarter, compared to our expectations for moderate contraction.   The continued re-pricing of maturing liabilities to lower current market rates along with strong deposit growth and reduction in wholesale funding were the major contributors to our cost of interest bearing liabilities dropping by 22 basis points from the fourth quarter of 2008.

On the asset side, earning asset yields only declined 14 basis points over the same period as we were selectively able to purchase investments in late 2008 at advantageous terms, and exchanged runoff in our lower-yielding commercial and 1-4 family real estate loan portfolios with slight growth in higher-yielding consumer loans.   Looking forward, we anticipate net interest margin to moderate slightly in the second quarter as we have fewer opportunities remaining to re-price liabilities downward.  Our asset-sensitive position indicates any movement upward on the short end of the interest rate curve would benefit net interest income over the 2-year time horizon.

Looking at our results of operations for the first quarter, we saw non interest income levels unchanged from last year at $8.2 million, which we consider reasonable when factored in the challenges to grow revenues in the current investment and insurance markets.  Compared with the first quarter of 2008, investment and fiduciary revenues declined in concert with drops in managed asset values.  Insurance revenues were also down slightly as a result of declines in general economic conditions of our footprint combined with a “softer” insurance market.

Bank owned life insurance revenues decreased, but these declines were offset by growth in deposit account service charges, electronic banking income, and a 300% increase in mortgage banking income from the sale of 1-4 family loans to the secondary market.  Through the first 3 months of 2009, our real estate loan production for the secondary market approached $40 million as compared with only $8 million in 2008.  With long-term interest rates at historic lows, our mortgage bankers have successfully capitalized on origination opportunities in that business.

First quarter 2009 operating costs were $14.5 million versus $13.7 million in the first quarter of 2008.   Salaries and benefit costs, intangible asset amortization expense, and marketing expenses were all down compared to last year’s first quarter, reflecting our focus on reducing expenses within our control.  However, total non-interest expense was driven higher by increases in professional fees such as appraisal costs and legal fees associated with nonperforming loan work-outs, plus a $450,000 increase in FDIC deposit insurance expense.   We will continue to pursue cost control where we can throughout 2009; however, we already know that FDIC insurance costs will increase significantly over 2008, and will be further impacted by the FDIC’s special assessment in the 2nd quarter.

And now I will turn the call back to Mark for his final comments.

Mr. Mark Bradley:

Thanks Ed.

Our first quarter is a solid start to 2009, but we don’t think we are out of the woods yet when it comes to a challenging operating environment, sluggish economic conditions with unemployment going higher and businesses contracting during recessionary times, plus an uncertain regulatory environment.  However, in the first quarter, we were able to substantially grow deposits, enhance net interest income and margin, plus whittle away at nonperforming loans.

We were bolstered by the fact that we did not have any significant additions to nonperforming assets during the quarter, and loan delinquencies, especially on the consumer side, remain at low levels compared to previous years, and therefore very acceptable levels considering the current economy.

We continue to pursue resolutions on our problem loans.   I believe that we have started to do some good work to get our balance sheet positioned for a time when interest rates begin to rise – and we think they will, but we just don’t know when.

Also, while many others in the financial services industry were cutting their shareholder dividends, Peoples maintained its dividend to common shareholders of 23 cents per share, which our earnings in the first quarter supported.

The addition of the TARP capital at the end of January added to our already healthy capital position, and enhances our ability to weather the storm of the current credit cycle.  This quote/unquote “insurance” does come with a price tag, though, and we will continually analyze the cost and benefit of the TARP program as time goes by.  It is conceivable that if we remain in a strong capital position we would consider paying back TARP faster than the 3-5 year period we initially planned to hold on to the capital.  While our discomfort has increased due to surprises and changes to the rules and regulations of TARP Capital, it still makes sense for Peoples Bancorp to retain this capital in the short-term and be better equipped to face challenges in these unpredictable economic times.

Looking forward, we expect 2009 to be a challenging year.  We already know of some possible large commercial loan payoffs in the next few months, which will make overall loan growth difficult, and we still have a way to go to reduce nonperforming asset levels.  However, despite these challenges, we are optimistic and excited about our future.

We are seeing success in many areas, and we are still taking advantage of opportunities to expand our business.  In the coming weeks we will be opening our first full-service banking location in Zanesville, Ohio, which will fill-in a gap in our market footprint and give us our first office in an area with good prospects for Peoples Bancorp.  Also in the second quarter, we will consolidate four offices into other existing or new branches, which will modestly lower our operating costs in the short-term, and give us a more efficient branch network as we move forward in the long-term.

Our mantra continues to be “focus on the client”, and to leverage all of our talented associates to make the most out of each customer relationship.   Behind the scenes over the past year, we have made a concerted effort to form “market teams” that are comprised of salespeople that span the range of our banking, investments, and insurance offerings.  These teams are focused on working together to maximize Peoples’ relationship with each customer, and in the process form a more cohesive, responsive unit to serve their market’s clients.  We have already begun to see some great results coming out of these teams.

As always, we will remain focused on the long-term success of our clients, shareholders, employees, and communities as we make the best of a challenging operating environment.

This concludes our commentary, and we will open the call for questions.  Once again, this is Mark Bradley and joining me for the Q and A session will be Ed Sloane, Chief Financial Officer.

I will now turn the call back into the hands of our call facilitator.  Thank you.

Question and Answer Session

Facilitator:  [Facilitator Instructions] Your first question comes from Daniel Arnold of Sandler O’Neill.

Daniel Arnold: Hi, guys good morning.

Mark Bradley: Hi Dan.

Edward Sloane: Hi Dan.

Daniel Arnold: Just a couple of quick questions here.  First on the credit front, I mean, this is obviously for me the highlight of the quarter…a little different than what I have been seeing from some of the other companies out there.  And I just wanted to see just generally why you think you guys are seeing the decline in NPA’s when most people are seeing increases here.  And then just kind of broadly speaking, as you guys look forward and you look at your watch list and credits, and you guys are looking at what might be in trouble, how do you see that going forward?

Mark Bradley: You are breaking up little bit Dan, but I will try to address it.  Obviously we didn’t have any new large loans or really any loans go on the non-performing list in the first quarter, but that doesn’t mean that we don’t have two or three or four loans that we are still concerned about.  I think the good news is that we saw some stabilization in the first quarter and the other piece of good news is we’re still seeing consumer loans, meaning mortgage and loans to individuals, performing very well from the delinquency perspective.  However, with the economy the way it is, that’s still a concern for us as the year plays out.  So, maybe we were a little early to the non-performing party last year, but there are still some loans out there that we’re looking at.  And that’s millions of dollars on that list.  But we are always looking at different loans.  We didn’t see much degradation in the first quarter.

Daniel Arnold: What did the watch list do from the fourth quarter?

Mark Bradley: Was your question about the watch list?

Daniel Arnold: Yeah.

Mark Bradley: Okay.  Trying to find my paperwork.  Really not much change from the end of the fourth quarter.  We did have a significant loan upgrade, but it was offset by a couple of downgrades so the net impact was fairly flat.  But again as we look at our numbers we had several quarters in a row where non-performers were growing.  So, I think our first step was to get some stabilization, which is what we saw in the first quarter.

Daniel Arnold: Okay.  And then just moving to the capital front.  I know you guys talked a little bit about repaying TARP there.  Do you have sort of timeframe that you guys are looking at with respect to that?

Mark Bradley: I’ll let Ed tackle that one.

Edward Sloane: Yeah.  It’s just something that we’ve been – we certainly have been talking about here as you can tell and we commented in the conference during our prepared items that we are looking at timeframe sooner than the three to five-years, which was originally projected.  Certainly, we are going to be taking a look the next few quarters here to make that determination.  As we are just talking about this stability in asset quality being able to build our capital, our capital ratios, stability and earnings, those types of things mean an awful lot to us, in terms of making that decision.  So it will be a prudent decision based on how the balance sheet and earnings performance occurs over the next several quarters.

Mark Bradley: We kind of live quarter-to-quarter on this one Dan.  One quarter does not a trend  make.  But certainly we are not paying in off in the next three months.  We need to see a little more stabilization in the entire economy before we look at the paying back a fairly inexpensive source of capital.  So, for 2009 I think it’s safe to say it will be on our books for a while.  But the rules and regulations were changing seemingly every week.  That has stopped a little bit, but we will always monitor that situation.  We do believe we have a strong capital position, but we also know we’re going to hold on to it for the next several months.

Daniel Arnold: Okay.  And then just lastly, it looks like the margin, I think you guys gave guidance in the mid 3.30% range last quarter.  It looks like it came in pretty significantly above that.  It’s probably due to some stronger positive growth there.  It looks like some of that might be coming off the books in the first – in the second quarter rather, as some of the government funds leave.  Would you expect the margin to be down a little bit going forward?

Edward Sloane: Yes, this is Ed, Dan.  Really as it relates to margin forecast here going through the year, somewhat flat in the second quarter and then moderating a bit from there.  Yes, I think that we did try to make note of that in the press release, and then in our prepared comments that we should see some fluctuation in our deposit balances.  That being said we also have a balance sheet strategy in place to do some de-leveraging.  So we do plan on reducing our level of wholesale borrowing dependence as we go through the year.  And also be able to bring down our investment securities portfolio some.  So we would expect to see some moderation of net interest margin as a result of that as well.  Those wholesale borrowings that I mentioned though are relatively high, they sit up over the 5% mark as they come off.  So some of that’s going to be neutral to earnings, so some moderation in net interest margin.

Daniel Arnold: Okay.  And you, mentioned also that securities are going to be coming down and it looks like you’re going to have some loan pay-offs.  Are you guys looking to shrink the balance sheet a little bit here?

Mark Bradley: Well, that’s a probably stronger word than we would use around here.  I think it’s going to be on wholesale funding side Dan.  Obviously as we see loan pay-offs will look to investments as a way to keep earning assets at a certain level, those loans paying off are not guarantees.  Keep in mind we’re also shipping a lot to Fannie Mae right now on the mortgage side.  So, I don’t think we’re going to shrink the balance sheet, but I think it will moderate a little bit, but I don’t think it will be material.  I guess what I’m trying to say is, I don’t see a lot of balance sheet growth from where we sit right now.

Daniel Arnold: Okay.  I think that covers that, I appreciate your time guys.

Mark Bradley: All right.  Thanks Dan.

Facilitator: Our next question comes from Bernard Horn of Polaris Capital.

Bernard Horn: Hi, good morning.  Some of my questions were answered but I had a couple of others.  On the FDIC premiums can you did you have a credit in the ‘07 line for that?  And could you just maybe talk about or just disclose the rate that you’re paying on the FDIC Insurance there?

Edward Sloane: Yes.  The rate that we’re paying on the FDIC Insurance is between 14 and 15 basis points.  The other comment that you made about credit?

Bernard Horn: Some banks – yes some banks have had a credit in.

Edward Sloane: We have.  We had a one-time credit that expired in the fourth quarter of last year.  And so that certainly will have an impact on FDIC insurance for the coming year, for 2009.  As an example, we had in the first quarter about $480,000 in FDIC insurance assessments.  That compares to about $30,000 from the prior year first quarter.  So, we were up about $450,000, and actually it represents about half of our operating expense increase in the first quarter.

Bernard Horn: Yes, they’re definitely taking out a lot.  So the $30,000, was that the $30,000 from last year’s first quarter?  Was that net of any credit?

Edward Sloane: That would be correct.  Yes.

Bernard Horn: So, what was the gross amount?  So, and then – so or just tell me what the – in this years first, or if ‘09 is going to be 14 to 15 basis points, what was it in ‘08, gross?

Edward Sloane: I think it was around 10 basis points.  I’m not exactly sure on that.

Bernard Horn: Okay.  And the special assessment for this – for this Q2 is that going to be another 10?

Edward Sloane: Well, it’s undecided at this point, we’ve heard a range of 6 basis points up to 20 so not exactly sure, we are planning about it is about 10 basis points but we are not sure on that.

Bernard Horn: Okay.  And then on the ALCO just another follow-up question to the prior discussion.  I guess the only issue on the net interest income, is that it seems the net interest margin improved because it look like you took some of the TARP money plus the government’s funding, but a lot of it was the TARP money that was used or you could argue that it allowed you to pay down some of the higher cost borrowings.  But in your average balance sheet, obviously you get a reduction in the – in the cost of funds but you don’t show the preferred, the preferred dividends on that sheet either.  I mean, I know it’s probably not called for because it comes, it doesn’t tie into interest income.  On the other hand it is, in effect a source of funds that you are paying, and then you probably should tax effect to 5% to after tax that you are paying right?

Mark Bradley: Yes, we are following accounting rules on that.  I think I know where you are headed.  This is Mark.  Yes we did pay-down overnight borrowings the day we received the $39 million but those were very, very cheap overnight funds so it’s not like we reduced a 5% cost of funds on the long-end.  But we did we receive $39 million in cash and you are right the cost of that $39 million does not flow through the calculation of net-interest income, it is a preferred dividend.

Bernard Horn: So, if you were to tax effect that like you would in other parts of the average balance sheet calculation, it would actually wind up being a much higher cost of funds.  And then, of course even better in the dilution according to the warrants and that’s my second – my other question was if you would have to repay the TARP.  I’m not sure if I, if I saw in the disclosure is to what you have to pay to get the warrants back so that you could repay or cancel out that dilution that it results in?

Edward Sloane: Yes, the warrants can go back at fair value.  They can be unwound.  The only impact that you have from what I understand on the accounting side of it, in terms of earnings, you can unwind everything through equity except the discount that you have on your preferred stock.  That discount which is essentially the unamortized warrants value represents the amount that flows through preferred dividends whenever you return it.  So that’s the impact that it has on earnings.  Everything else can be unwound through equity.

Bernard Horn: Okay.  And what’s the – when you say fair value is that just – you just use a Black-Scholes option pricing formula to compute the value of the warrants?

Edward Sloane: Correct.

Bernard Horn: Okay.

Edward Sloane: It is the lattice approach for that.

Bernard Horn: Okay.  Do you have any figure on what that would be if you were to repay them now?  Was that part of that calculation that you were just referring to?

Edward Sloane: No, as Mark had indicated earlier, it’s based on really what the accounting rules are.  We will follow the accounting practice.

Bernard Horn: All right.  I guess I can follow that and follow up later.  Then you were talking about some pay-downs on the commercial, any of that related to the non-performing loans on the commercial side that you are – that you are?

Mark Bradley: We would certainly hope so, but we don’t expect it.  We know of one loan that is going to auction in the next three months, but I think the other ones will be longer than that.  The loans that we were referring to earlier, this is Mark, are performing loans.

Bernard Horn: Okay.  All right.  All right, thanks very much.

Edward Sloane: Thanks Bernard.

Facilitator: Our next question comes from Daniel Cardenas with Howe Barnes

Daniel Cardenas: Good morning guys.

Mark Bradley: Hi, Dan.

Edward Sloane:  Hi, Dan.

Daniel Cardenas: Most of my questions have been asked and answered.  Just a couple of quick (inaudible) just going back to the TARP.  How much of that, if any, has been sent down to the subs?

Mark Bradley: Dan, could you repeat.  You were breaking up there?

Daniel Cardenas: Sorry about that.  How much of the TARP money – your TARP funds, if any, has been sent down to the sub bank?

Edward Sloane: Approximately half of the funds.  We had $39 million in TARP funds come in, and that would have been at January 30, $18 million would have been injected into the bank, the remaining $19 just sits on reserve at the parent company.

Daniel Cardenas: All right.  But do you have it as a deposit at the bank level?

Edward Sloane: Yes, it’s capital at the bank.

Daniel Cardenas: Got you.  All right, I know you are talking about deleveraging the balance sheet, but any thoughts of leveraging up the TARP capital?

Mark Bradley: We have.  This is Mark.  We have discussed that Dan.  As you know we have a pretty good size chunk of investments already.

Daniel Cardenas: Right.

Mark Bradley: With the changing rules and regulations, the changing landscape, the stigma attached to TARP, I think we’d rather stay fairly short, so we can be flexible.  But we have discussed that and all we’ve done is really look at the $39 million and look at using those funds for loan growth as opportunities are presented.

Daniel Cardenas: Okay, and then looking at your loan portfolio, I did notice your construction loans dropped fairly substantially on a sequential quarter basis.  Is that a trend we can continue to see in the next couple of quarters?

Mark Bradley: My guess Dan, I’ll let Ed talk about that, is that those are just loans moving to a different category.

Edward Sloane: That’s correct.

Mark Bradley: So, they are just loans that we were in construction phase that are now CRE.

Daniel Cardenas: Okay.

Mark Bradley: So I don’t think we see – we don’t anticipate any major changes in that category.

Daniel Cardenas: All right, and then you said watch list trends were relatively stable on a sequential quarter basis.  Let me – where are the bulk in terms of your portfolio segments.  I meanwhere are the bulk of the 30, 60, 90 day loans housed?

Mark Bradley: The bulk would still be in the commercial portfolio, not on the consumer side.  The bulk would be a mix of CRE and manufacturing type of commercial enterprises.  They are not specific to one industry.

Daniel Cardenas: Okay.  And then looking at your income statement, the tax rate we saw this quarter, is that a good run rate to use for the rest of the year?

Edward Sloane: Yes, it is.  It’s what our planned rate was and we haven’t really changed that.  It should be in the area of 22.5% - 23%.

Daniel Cardenas: Great.  Thank you.

Mark Bradley: All right.  Thank you.

Facilitator: [Facilitator Instructions].  Our next question comes from Bernard Horn of Polaris Capital.

Bernard Horn: Just a follow-up on the government deposits related to taxes that you referred to earlier.  What’s the sense that you have as to how those behave for the rest of the year?  And again what’s likely to happen if they reduce and you would likely – how you are going to respond to that on from your point of you?

Edward Sloane: We do expect those government deposit balances to drop off in the second quarter and then they slowly build through the remainder of the year.  With the level of liquidity that we have on the balance sheet, we should be able to address that at least from our balance sheet management standpoint.

Bernard Horn: About how much are they?

Mark Bradley: Well I’d say just the lift.  I think this is getting a little more press time than normal this is what happens every year with us.

Bernard Horn: All right.

Mark Bradley: I think we’re trying to say there is some deposit growth that will be there at the end of the second quarter.  I would say the lift in the first quarter is probably $10 to $20 million.  So it’s not a huge number that we can’t overcome.  And again, we’ve done this for years.

Bernard Horn: Yes.  No, I just didn’t know if it was something more significant than that.  That sounds like it is not very significant.  Okay, thanks again.

Edward Sloane: Thank you.

Mark Bradley: Thank you.

Facilitator:  At this time there are no further questions.  Sir, do you have any closing remarks?

Mr. Bradley: This is Mark.  I just want to thank everyone for participating.  Please remember that our earnings release and webcast of the call will be archived on peoplesbancorp.com under the Investor Relations section.  Thanks for your time.  Have a good day.

Facilitator:
This will conclude today’s conference call.

END